                                                                                        FOR:   International Speedway Corporation
                                                                     APPROVED BY:   Wes Harris
                                                                                                   Director of Investor Relations
                                                                                                   (386) 947-6465

FORMER KANSAS GOVERNOR JOINS INTERNATIONAL SPEEDWAY’S BOARD OF DIRECTORS

DAYTONA BEACH, FLORIDA – September 3, 2003 – International Speedway Corporation (“ISC”) (Nasdaq/NM: ISCA; OTC Bulletin Board: ISCB) today announced that Bill Graves, President and Chief Executive Officer of the American Trucking Association (“ATA”), has joined ISC’s Board of Directors.

Graves, 50, was elected at the Company’s Board of Directors meeting held in Daytona Beach today.  He is expected to run for election to a full three-year term at the next annual meeting of ISC’s shareholders in April 2004.

Graves recently completed 22 years of public service in the state of Kansas, highlighted by two terms as Governor of Kansas.  During his tenure as governor, he was a strong supporter of the development of ISC-owned Kansas Speedway in Kansas City, Kansas.

A graduate of Kansas Wesleyan University and Salina, Kansas native, Graves earned a bachelor's degree in business administration in 1975 and attended graduate school at the University of Kansas.

“Former Governor Graves will prove a valuable, independent resource for the Company’s experienced Board of Directors,” said William C. France, Chairman of International Speedway Corporation.  “We look forward to his contributions in helping grow ISC and increase shareholder value."

The ATA is the national trade and safety organization of the United States trucking industry.  Through its 50 affiliated state trucking associations, conferences and other organizations, ATA represents motor carriers before all branches of government.

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FORMER KANSAS GOVERNOR JOINS ISC'S BOARD                                                              PAGE -2-

International Speedway Corporation is a leading promoter of motorsports activities in the United States, currently promoting more than 100 events annually.  The Company owns and/or operates 12 of the nation’s major motorsports facilities, including Daytona International Speedway in Florida (home of the Daytona 500); Talladega Superspeedway in Alabama; Michigan International Speedway located outside Detroit; Richmond International Raceway in Virginia; California Speedway near Los Angeles; Kansas Speedway in Kansas City, Kansas; Phoenix International Raceway in Arizona; Homestead-Miami Speedway in Florida; North Carolina Speedway in Rockingham; Darlington Raceway in South Carolina; Watkins Glen International in New York; and Nazareth Speedway in Pennsylvania.  Other track interests include an indirect 37.5% interest in Raceway Associates, LLC, which owns and operates Chicagoland Speedway and Route 66 Raceway near Chicago, Illinois.

The Company also owns and operates MRN Radio, the nation's largest independent sports radio networks; DAYTONA USA, the "Ultimate Motorsports Attraction" in Daytona Beach, Florida, the official attraction of NASCAR; and subsidiaries which provide catering services, food and beverage concessions, and produce and market motorsports-related merchandise under the trade name “Americrown.”  For more information, visit the Company's Web site at www.iscmotorsports.com.

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